Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 [Nos. 333-02567, 333-44119, 333-86616, 333-141470 and 333-146393] and in the related prospectuses of Cover-All Technologies Inc. and subsidiary of our report dated March 24, 2011, with respect to the 2010, 2009 and 2008 consolidated financial statements and schedule of Cover-All Technologies Inc. and subsidiary, included in its Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

New York, New York

March 24, 2011